                                                                   Exhibit 10.16

EMPLOYMENT CONTRACT

between



            Net+Silicon Inc., USA
            411 Waverley Oaks Road
            Building 227
            Waltham
            Mass. 02452
            U.S.A.

                                       - hereinafter referred to as "Company" -


and



            Mr. Michael Evenson
            Lerchenstrasse 14
            71144 Steinenbronn
            Germany


                                 - hereinafter referred to as "Senior Manager" -



                                    RECITAL

     The Company and Senior Manager desire to enter into an Employment Agreement setting forth the terms and conditions of Senior Manager's employment with the Company.

                                   AGREEMENT

     NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the Company and Senior Manager agree as follows:

     1. EMPLOYMENT.




Form 7-8                                                                       1

          (a) Term. The Senior Manager shall be employed by the Company as Vice President and General manager responsible for the Company's business activities in Europe and the Industrial Automation Market worldwide
          (EIA). Specific responsibilities and to serve in such additional or different position or positions as the Company may determine in its sole discretion. This employment contract shall become effective on the date hereof, and is entered into for an indefinite period of time. The contract shall end without notice no later than at the end of the month in which the Senior Manager fulfills the conditions to receive state old age pension benefits unless earlier terminated as set forth herein.

          (b) Duties and Responsibilities. Senior Manager will be reporting to Cornelius Peterson, President and shall be responsible for:

          -  Establishing European Operation with Sales, Support and Marketing.

          -  Develop the European Operation in line with Company objectives.

          - Develop and operate the Company's Worldwide Industrial Automation Business via local Sales, Support and Marketing functions in Europe, ASIA and the Americas.

          - Develop and accomplish a mutually agreeable business plan including products, marketing, sales budgets and profit and capital plan. This plan must be accepted by the company before it can be implemented and will be subject to regular review and updating to reflect the needs for profitability and growth with respect to prevailing business conditions.

          (c) Controls. In performing these responsibilities Senior Manager must conform to the Company standard practices and controls for financial and contractual commitments, expenditures and obligations.

          (d) Location. The initial principal location at which Senior Manager shall perform services for the Company shall be Germany. The Company reserves the right to transfer the Senior Manager to another place of work if this is necessary for business reasons and if such transfer can reasonably be imposed on the Senior Manager.

     2. Compensation.

          (a) Base Salary. Executive shall be paid a base salary ("Base Salary") at the annual rate of US$4807.69, payable in bi-weekly installments consistent with Company's payroll practices which is equivalent to an annual base salary of US$125,000.00. The annual Base Salary shall be reviewed on or before January 1 of each year, unless Senior Manager's


Form 7-8                                                                       2
employment hereunder shall have been terminated earlier pursuant to this Agreement, starting on January 1st 2000 by the Executive Management group of the Company to determine if such Base Salary should be changed for the following year.

(b) Commission. In addition to the Base Salary Senior Manager is entitled to an incentive package targeted at $125,000 per year at 100% of attainment of mutually accepted business and performance goals and targets. The yearly goals will be described in a separate agreement to be agreed on or before January 1st of each year. Attachment 1 contains the First year's goals. Commissions are paid monthly in the following month and will be guaranteed for the first three months at the following rate mo. 1 - 80%, mo. 2 and 3 - 70% mo. A recoverable draw against commissions will be made available for the second three months, if requested by Senior Manager, at a rate of 50% of standard monthly commission ($125,000 : 12). The Company reserves the right to modify the Commission Plan at any time.

(c) Payment. Payment of all compensation to Senior Manager hereunder shall be made in accordance with the relevant Company policies in effect from time to time, including normal payroll practices, and shall be subject to all applicable employment and withholding taxes in Germany. By payment of the above remuneration all activities which the Senior Manager has to perform according to this contract shall be deemed compensated. In particular, the Senior Manager shall not be entitled to any additional compensation for overtime work.

          3.   Other Employment Benefits.

               (a) Business Expenses. Upon submission of itemized expense statements in the manner specified by the Company, Senior Manager shall be entitled to reimbursement for reasonable travel and other reasonable business expenses duly incurred by Executive in the performance of his duties under this Agreement.

               (b) Benefit Plans. Senior Manager shall be entitled to participate in the Company's medical and dental plans, life and disability insurance plans pursuant to their terms and conditions. Senior Manager shall be entitled to participate in any other benefit plan offered by the Company to its employees during the term of this Agreement (other than stock option or stock incentive plans, which are governed by Section 3(d) below). Nothing in this Agreement shall preclude the Company or any affiliate of the Company from terminating or amending any employee benefit plan or program from time to time.

               (c) Vacation. Senior Manager shall be entitled to 2 weeks of vacation for the first year and 3 weeks of paid vacation each subsequent year of full employment, exclusive of legal holidays, as long as the scheduling of Senior Manager's vacation does not interfere with the Company's normal business operations.

Form 7-8                                                                       3

               (d) Stock Options. Senior Manager shall be awarded 40,000 stock options in NETsilicon. These options will be awarded on the date of the new Company is established and vesting starts on the first day of employment. The strike price of the options will be the same as that for the other senior employees and that of the Initial Public Offering. The vesting will be over a 2-year period on a basis or 50% vested at the end of the first year and 100% at the end of the second year. Senior manager is eligible to participate in the Companies additional options programs such as annual performance options, Employee stock purchase and 401k stock contributions by the Company. For all design wins over the quota during the first 6 months of employment Senior Manager will be given 500 additional stock options at the prevailing price as set by the Board of Directors.

               (e) No Other Benefits. Senior Manager understands and acknowledges that the compensation specified in Sections 2 and 3 of this Agreement shall be in lieu of any and all other compensation, benefits and plans.

4. Senior Manager's Business Activities. The Senior Manager shall devote his full working time and ability to the Company's business. All other activity for remuneration or activity which normally entitles to remuneration, including any part time work, is prohibited unless the Company has given its prior written consent. The Company shall grant such consent if the additional activity does not adversely affect the Company's interests.

          5.  Termination of Employment.

Any notice of termination must be given in writing to be effective

               (a) For Cause. Notwithstanding anything herein to the contrary, the Company may terminate Senior Manager's employment hereunder for cause for any one of the following reasons: (1) conviction of a felony, any act involving moral turpitude, or a misdemeanor where imprisonment is imposed, (2) commission of any act of theft, fraud, dishonesty, or falsification of any employment or Company records, (3) improper disclosure of the Company's confidential or proprietary information, (4) any action by the Senior Manager which has a detrimental effect on the Company's reputation or business, (5) Senior Manager's failure or inability to perform any reasonable assigned duties after written notice from the Company of, and a reasonable opportunity to cure, such failure or inability, (6) any breach of this Agreement, which breach is not cured within ten (10) days following written notice of such breach, (7) a course of conduct amounting to gross incompetence, (8) chronic and unexcused absenteeism, (9) unlawful appropriation of a corporate opportunity, or (10) misconduct in connection with the performance of any of Senior Manager's duties, including, without limitation, misappropriation of funds or property of the Company, securing or attempting to secure personally any profit in connection with any transaction entered into on behalf of the Company, misrepresentation to the Company, or any violation of law or regulations on Company premises or to which the Company is subject. Upon termination of Senior Manager's employment with the Company for cause, the Company shall be under no further obligation to Senior Manager, except to pay all accrued but unpaid base salary and accrued vacation to the date of termination thereof.

Form 7-8                                                                       4

(b) Without Cause. The Company may terminate Senior Manager's employment hereunder at any time without cause, provided, however, that Senior Manager shall be entitled to 6 months notice period. During this period Senior Manager will continue to discharge his responsibilities and be able to seek new employment. In case of such termination of this employment contract, the Company can, at any time, release the Senior Manager from his working duties until the end of the notice period. In such case the Company shall continue to pay to the Senior Manager his contractual remuneration in the amount of 6 Months of Base Salary in addition to accrued but unpaid Base Salary and accrued vacation, less deductions required by law, until the end of the notice period. Any outstanding vacation claim shall be credited by the such period of release. Such Payments to Senior Manager are due if, and only if, Senior Manager executes a valid and comprehensive release of any and all claims that the Senior Manager may have against the Company in a form provided by the Company and Senior Manager executes such form within seven (7) days of tender. If the Senior Manager terminates his employment hereunder he must give a minimum of three-(3) month notice period.

          (c) Cooperation. After notice of termination, Senior Manager shall cooperate with the Company, as reasonably requested by the Company, to effect a transition of Senior Manager's responsibilities and to ensure that the Company is aware of all matters being handled by Senior Manager.

     6. Disability of Senior Manager. The Company may terminate this Agreement without liability if Senior Manager shall be permanently prevented from properly performing his essential duties hereunder with reasonable accommodation by reason of illness or other physical or mental incapacity for a period of more than [120] consecutive days.

     7. Death of Senior Manager. In the event of the death of Senior Manager during the Employment Period, the Company's obligations hereunder shall automatically cease and terminate; provided, however, that within 15 days the Company shall pay to Senior Manager's heirs or personal representatives Senior Manager's Base Salary and accrued vacation accrued to the date of death.

     8. Confidential Information and Invention Assignments. Senior Manager has executed the Company Confidential Information and Invention Assignment Agreement (See attachment 2-the "Confidential Information and Invention Assignment Agreement"). The obligations under the Confidential Information and Invention Assignment Agreement shall survive termination of this Agreement for any reason.

     9. Exclusive Employment. During employment with the Company, Senior Manager will not do anything to compete with the Company's present or contemplated business, nor will he or she plan or organize any competitive business activity. Senior Manager will not enter into any agreement which conflicts with his duties or obligations to the Company. Senior Manager will not during his employment, without the Company's express written consent, directly or indirectly, solicit or encourage any employee, agent, independent contractor, supplier, customer, consultant or any other person or company to terminate or alter a relationship with the Company.


Form 7-8                                                                       5

     10. Assignment and Transfer. Senior Manager's rights and obligations under this Agreement shall not be transferable by assignment or otherwise, and any purported assignment, transfer or delegation thereof shall be void. This Agreement shall inure to the benefit of, and be binding upon and enforceable by, any purchaser of substantially all of Company's assets, any corporate successor to Company or any assignee thereof.

     11. Existing Obligations. Your start date is targeted at Oct 15, 1998 and we understand that you have requirements to support you current employer in the transition to their replacement staffing on a mutually agreeable basis. You are authorized to fulfill whatever obligations are necessary to former employer until December 31, 1998. Any such time spent on the behalf of former employer will be taken without compensation to you by Company.

     12.  Miscellaneous

          (a) Attorneys' Fees. Should either party hereto, or any heir, personal representative, successor or assign of either party hereto, resort to legal proceedings in connection with this Agreement or Senior Manager's employment with the Company, the party or parties prevailing in such legal proceedings shall be entitled, in addition to such other relief as may be granted, to recover its or their reasonable attorneys' fees and costs in such legal proceedings from the non-prevailing party or parties; provided, however, that nothing herein is intended to affect the provisions of Section 12(l).

          (b) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Germany.

          (c) Entire Agreement. This Agreement incl. Attachment 1 and 2 contain the entire agreement and understanding between the parties hereto and supersedes any prior or contemporaneous written or oral agreements, representations and warranties between them respecting the subject matter hereof.

          (d) Amendment. This Agreement may be amended only by writing signed by Senior Manager and by a duly authorized representative of the Company.

          (e) Severability. If any term, provision, covenant or condition of this Agreement, or the application thereof to any person, place or circumstance, shall be held to be invalid, unenforceable or void, the remainder of this Agreement and such term, provision, covenant or condition as applied to other persons, places and circumstances shall remain in full force and effect.

          (f) Construction. The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement. The language in all parts of this Agreement shall be in all cases construed according to its fair meaning and not strictly for or against the Company or Senior Manager.

          (g) Rights Cumulative. The rights and remedies provided by this Agreement are cumulative, and the exercise of any right or remedy by either party hereto (or by


Form 7-8                                                                       6
its successor), whether pursuant to this Agreement, to any other agreement, or to law, shall not preclude or waive its right to exercise any or all other rights and remedies.

          (h) Nonwaiver. No failure or neglect of either party hereto in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of any other right, power or privilege or of the same right, power or privilege in any other instance. All waivers by either party hereto must be contained in a written instrument signed by the party to be charged and, in the case of the Company, by an officer of the Company (other than Senior Manager) or other person duly authorized by the Company.

          (i) Remedy for Breach; Attorney's Fees. The parties hereto agree that, in the event of breach or threatened breach of any covenants of Senior Manager, the damage or imminent damage to the value and the goodwill of the Company's business shall be inestimable, and that therefore any remedy at law or in damages shall be inadequate. Accordingly, the parties hereto agree that the Company shall be entitled to injunctive relief against Senior Manager in the event of any breach or threatened breach of any of such provisions by Senior Manager, in addition to any other relief (including damages) available to the Company under this Agreement or under law. The prevailing party in any action instituted pursuant to this Agreement shall be entitled to recover from the other party its reasonable attorneys' fees and other expenses incurred in such action.

          (j) Notices. Any notice, request, consent or approval required or permitted to be given under this Agreement or pursuant to law shall be sufficient if in writing, and if and when sent by certified or registered mail, with postage prepaid, to Senior Manager's residence (as noted in the Company's records), or to the Company's principal office, as the case may be.

          (k) Assistance in Litigation. Senior Manager shall, during and after termination of employment, upon reasonable notice, furnish such information and proper assistance to the Company as may reasonably be required by the Company in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become a party; provided, however, that such assistance following termination shall be furnished at mutually agreeable times and for mutually agreeable compensation.

(l) Disputes. Any controversy, claim or dispute arising out of or relating to this Agreement or the employment relationship, either during the existence of the employment relationship or afterwards, between the parties hereto, their assignees, their affiliates, their attorneys, or agents, shall be litigated solely in Germany. Each party (1) submits to the jurisdiction of such court, (2) waives the defense of an inconvenient forum, (3) agrees that valid consent to service may be made by mailing or delivery of such service to the party's last known address, if personal service delivery can not be easily effected, and (4) authorizes and directs the Agent to accept such service in the event that personal service delivery can not easily be effected.


Form 7-8                                                                       7

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date set forth below.

[COMPANY]                               Senior Manager,:


By:  /s/ Cornelius Peterson             By:  /s/  Michael Evensen
   --------------------------              --------------------------
Name:  Cornelius Peterson               Name:  Michael Evensen
Title: President NET+SILICON Division   Date:  October 1st 1998.


Date: October 1st 1998
     ------------------------

Form 7-8                                                             8

                                  Attachment 1
                      Commission Incentive Goals for 1999


Q1 and Q1 1999 based on design wins as stated below and paid in accordance with the same pratices as all other employees. If at the end of the first 3 months these goals are deemed by either party to be significantly unfair either party can request a change in the goals and the request will be negotiated. The incentive for the Design Wins will be paid at a rate of determined by the # of wins at quota divided into the standard incentive for the quota period. A design win is a PO for a development kit and a cancelable PO for the first shipping year of chips.


Business area                      Q1                  Q2

Europe New markets                 3                   7
IA Europe                          3                   5
IA Japan                           1                   3
IA USA                             7                   9

Total Design Win Goals             14                  24
----------------------------------------------------------

Q3 and on Based on attainment of EIA Revenue and operating profit mutually agreeable goals.

Approved by

C Peterson     /s/ C Peterson

M Evensen      /s/ M Evensen

Date           Oct 1, 1998





Form 7-8                                                              9

                                  Attachment 2
     NETsilicon Confidential Information and Invention assignment agreement




















Form 7-8                                                                      10

EMPLOYMENT CONTRACT REVISION #1
-------------------------------


between


                    Net+Silicon Inc., USA
                    [Address]


                                   - hereinafter referred to as "Company" -

and

                           Mr. Michael Evenson
                           [Address]

                                 - hereinafter referred to as "Senior Manager" -

The Following Sections of the Contract are replaced in the entirety by this amendment.
2(a)
3(d)

Attachment 3, Sample NETsilicon Option Agreement is added.

              2. Compensation.

                  (a) Base Salary. Executive shall be paid a base salary ("Base Salary") at rate of US$10,416.67, payable in monthly which is equivalent to an annual base salary of US$125,000.00. The annual Base Salary shall be reviewed on or before January 1 of each year, unless Senior Manager's employment hereunder shall have been terminated earlier pursuant to this Agreement, starting on January 1st 2000 by the Executive Management group of the Company to determine if such Base Salary should be changed for the following year.

                  (b) Benefit Plans. Until a GmbH German subsidiary has been established Senior Manager shall provide his own medical etc insurance coverage. Upon establishment of the German subsidiary, Senior Manager shall be entitled to participate in the Company's medical and dental plans, life and disability insurance plans pursuant to their terms and conditions. Senior Manager shall be entitled to participate in any other benefit plan offered by the Company to its employees during the term of this Agreement (other than stock option or stock incentive plans, which are governed by Section 3(d) below). Nothing in this Agreement shall preclude the Company or any affiliate of the Company from terminating or amending any employee benefit plan or program from time to time.


Form 7-8                                                                       1

                  (d) Stock Options. Senior Manager shall be awarded 142,487 stock options in NETsilicon. These options will be awarded on the date of NETsilicon's Initial public offering and vesting will be 12.5% vested at IPO date, 12.5% vested at the end of the first year after the IPO and 25% per year thereafter for the next three years. The strike price of the options will be the same as that for the other senior employees and that of the Initial Public Offering. Senior manager is eligible to participate in the Companies additional options programs such as annual performance options, Employee stock purchase and 401k stock contributions by the Company. For all design wins over the quota during the first 6 months of employment Senior Manager will be given 500 additional stock options at the prevailing price as set by the Board of Directors.

                       In addition you have been awarded 13,333 Osicom stock options at a strike price of $7 1/32. These option have the standard osicom vesting.


     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date set forth below.


[COMPANY]                                 Senior Manager,:



By: /s/ Cornelius Peterson                By: /s/ Michael Evensen
   ------------------------                  ----------------------
Name: Cornelius Peterson                  Name: Michael Evensen
Title: President NET+SILICON
       Division


Date:  6/19/99                            June 19, 1999
---------------------------               -------------------------







Form 7-8                                                                       2